Exhibit 99(a)(1)(A)

TP FLEXIBLE INCOME FUND, INC.

OFFER TO PURCHASE SHARES OF CLASS A COMMON STOCK FOR CASH

AT A PURCHASE PRICE EQUAL TO THE NET ASSET VALUE PER SHARE DETERMINED

AS OF OCTOBER 8, 2019

LETTER OF TRANSMITTAL MUST BE RECEIVED BY TP FLEXIBLE INCOME FUND

ON OR BEFORE OCTOBER 4, 2019

THE OFFER WILL EXPIRE AT 4:00 P.M., EASTERN TIME, ON

OCTOBER 4, 2019 UNLESS THE OFFER IS EXTENDED.

To the Stockholders of TP Flexible Income Fund, Inc.

TP Flexible Income Fund, Inc., an externally managed, non-diversified, closed-end management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”), and is incorporated in the State of Maryland (the ”Company,” “we” or “us”), is offering to purchase up to 402,917.5 shares of our issued and outstanding Class A common stock, par value $0.001 per share (the ”Shares”), subject to the Shareholder Cap described below. The Offer is for cash at a price equal to the net asset value (“NAV”) per Share determined as of October 8, 2019 (the ”Purchase Price”). For example, the Company’s NAV per share as of June 27, 2019 was $9.93. The Purchase Price for Shares in this Offer may be higher or lower than this amount. The Offer is being made only to persons who were stockholders of Triton Pacific Investment Corporation, Inc. (“TPIC”) on March 15, 2019, the date of TPIC’s Annual Meeting of Stockholders (the “Eligible Stockholders”) and is limited to the Shares held by those Eligible Stockholders as of that date.  The Offer is made upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements hereto and thereto, collectively constitute the ”Offer”).

The Offer will expire at 4:00 P.M., Eastern Time, on October 4, 2019 (the “Expiration Date”), unless the Offer is extended or withdrawn. To tender your Shares you must follow the procedures described in the Offer to Purchase and the other documents related to the Offer.

On August 10, 2018, we (in our capacity as TPIC) entered into an agreement and plan of merger with Pathway Capital Opportunity Fund, Inc. (“PWAY”) pursuant to which PWAY merged with and into TPIC and, as the combined surviving company, we were renamed as TP Flexible Income Fund, Inc. (we were formerly known as Triton Pacific Investment Corporation, Inc.). The agreement and plan of merger was amended and restated effective February 12, 2019. In this offer, we refer to the merger of PWAY into TPIC as the “Merger” and the agreement and plan of merger (as amended and restated) between PWAY and us (in our capacity as TPIC) relating to the Merger as the “Merger Agreement.” TPIC’s board of directors and PWAY’s board of directors each approved the Merger and the Merger Agreement. The Merger and the Merger Agreement were also approved by TPIC’s stockholders at their annual meeting of stockholders held on March 15, 2019 (the “Annual Meeting”), and by PWAY’s stockholders at a special meeting of stockholders also held on March 15, 2019. The Merger was completed on March 31, 2019.

At the Annual Meeting, in addition to approving the Merger, TPIC’s stockholders also approved the reduction of the asset coverage ratio applicable to the Company from 200% to 150%.  The Small Business Credit Availability Act (the “SBCAA”) requires the Company to extend to its stockholders as of March 15, 2019, the date of the Annual Meeting (the “Stockholder Vote Date”) an offer to repurchase the Shares held by those stockholder as of the Stockholder Vote Date, with 25% of those Shares to be repurchased in each of the four calendar quarters following the calendar quarter in which the approval was obtained. As a result, only Eligible Stockholders (persons who were stockholders of TPIC as of the Stockholder Vote Date) are eligible to participate in this Offer and the Offer is limited to the Shares held by those Eligible Stockholders as of that date. PWAY stockholders who became our stockholders in connection with the Merger will not be eligible to participate in this Offer. In addition, shares of our common stock acquired after the Stockholder Vote Date will not be eligible for repurchase in this Offer.  The Offer is the second opportunity for the Eligible Stockholders to have a portion of their Shares repurchased by the Company in accordance with the terms of the SBCAA.  The first opportunity for the Company’s stockholders to have a portion of their Shares repurchased by the Company expired on June 24, 2019 (the “First Quarterly Offer”).

The Company is offering to repurchase up to 25% of each Eligible Stockholder’s total number of Shares held as of March 15, 2019 (the “Stockholder Cap”). The Company is not required to repurchase any tendered Shares in excess of the Stockholder Cap.  Therefore, the greatest number of Shares that the Company will repurchase is 402,917.5 Shares, which represents 25% of the issued and outstanding Shares as of March 15, 2019 (the “Company Cap”). In accordance with the SBCAA, the Company completed the First Quarterly Offer on June 24, 2019 and expects to commence additional tender offers in the fourth quarter of 2019 and the first quarter of 2020 (the “Future Tender Offers”). The Company expects that the Future Tender Offers will be on substantially similar terms and conditions as this Offer (with the Future Tender Offers being made at the net asset value per share determined by the Board of Directors of the Company following the completion of each of those Future Tender Offers).  Accordingly, if an Eligible Stockholder properly tenders and does not properly withdraw a number of Shares equal to the Stockholder Cap in the Offer and each Future Tender Offer, the Company will repurchase 100% of such Eligible Stockholder’s Shares as of March 15, 2019. For further information on the Stockholder Cap, the Company Cap and the Future Tender Offers, see Sections 1 and 2.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 1 AND SECTION 3 BELOW.

IMPORTANT INFORMATION

Eligible Stockholders who desire to tender their Shares should either: (i) properly complete and sign the Letter of Transmittal, provide thereon the original of any required signature guarantee(s) and mail or deliver it and any other documents required by the Letter of Transmittal; or (ii) request their broker, dealer, commercial bank, trust company or other nominee to effect the transaction on their behalf. Eligible Stockholders who desire to tender Shares registered in the name of such a firm must contact that firm to effect a tender on their behalf. Tendering stockholders will not be obligated to pay brokerage commissions in connection with their tender of Shares, but they may be charged a fee by such a firm for processing the tender(s). The Company reserves the absolute right to reject tenders determined not to be in appropriate form, subject to the rights of tendering stockholders to challenge the Company’s determination in a court of competent jurisdiction.

IF YOU DO NOT WISH TO TENDER YOUR SHARES, YOU NEED NOT TAKE ANY ACTION.

NONE OF THE COMPANY, ITS BOARD OF DIRECTORS (THE “BOARD”) OR PROSPECT FLEXIBLE INCOME MANAGEMENT, LLC, THE COMPANY’S INVESTMENT ADVISER (THE “ADVISER”), MAKES ANY RECOMMENDATION TO ANY ELIGIBLE STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY, THE BOARD OR THE ADVISER AS TO WHETHER ELIGIBLE STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER OR TO MAKE ANY REPRESENTATION OR TO GIVE ANY INFORMATION IN CONNECTION WITH THE OFFER OTHER THAN AS CONTAINED HEREIN OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL. IF MADE OR GIVEN, ANY SUCH RECOMMENDATION, REPRESENTATION OR INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE BOARD OR THE ADVISER. ELIGIBLE STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES.

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory authority has approved or disapproved of these transactions or determined if the information contained herein is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Offer to Purchase is September 6, 2019.

The Offer does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstance or jurisdiction in which such offer or solicitation is unlawful. The delivery of the Offer materials shall not under any circumstances create any implication that the information contained therein is current as of any time subsequent to the date of such information.

TERM SHEET

(Section references are to this Offer to Purchase)

This Summary Term Sheet highlights the material information concerning this Offer. For a more complete discussion of the terms and conditions of the Offer, you should read carefully the entire Offer to Purchase and the related Letter of Transmittal, which will be delivered to stockholders on or before September 6, 2019.

Who is offering to purchase my Shares?

TP Flexible Income Fund, Inc., which we refer to as the “Company,” “FLEX,” “we” or “us.”

What will be the purchase price for the Shares and what will be the form of payment?

We are offering to purchase for cash up to 402,917.5 of our shares of Class A common stock, par value $0.001 per share (the “Shares”), subject to the Shareholder Cap.  The Offer is for cash at a price equal to the NAV per Share determined as of October 8, 2019 (the “Purchase Price”) and is made upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. For example, the Company’s NAV per share as of June 27, 2019 was $9.93. The Purchase Price for Shares in this Offer may be higher or lower than this amount.  The Purchase Price will be paid in in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase, dated September 6, 2019 (this “Offer to Purchase”), and the related documents (which together, as they may be amended or supplemented from time to time, constitute the “Offer”).

How long do I have to tender my Shares?

You may tender your Shares until the Offer expires at 4:00 p.m., Eastern time, on October 4, 2019, unless the Offer is extended or withdrawn (such time and date, as they may be extended, the “Expiration Date”). See Section 1.

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

We can extend the Offer, in our sole discretion, at any time, subject to applicable laws. We may, however, decide not to extend the Offer. If we were to extend the Offer, we cannot indicate, at this time, the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any Shares that have been tendered. We can also amend or terminate the Offer under certain circumstances. See Section 14.

How will I be notified if the Offer is extended, amended or terminated?

If the Offer is extended, we will issue a press release announcing the extension and the new expiration date no later than 9:00 a.m., Eastern time, on the first business day after the previously scheduled expiration date. We will announce any other amendment to or termination of the Offer by promptly issuing a press release announcing the amendment or termination. See Section 14.

What is the purpose of the Offer?

On August 10, 2018, we (in our capacity as TPIC) entered into an agreement and plan of merger with PWAY pursuant to which PWAY merged with and into TPIC and, as the combined surviving company, we were renamed as TP Flexible Income Fund, Inc. (we were formerly known as Triton Pacific Investment Corporation, Inc.). The agreement and plan of merger was amended and restated effective February 12, 2019. TPIC’s board of directors and PWAY’s board of directors each approved the Merger and the Merger Agreement. The Merger and the Merger Agreement were also approved by TPIC’s stockholders at the Annual Meeting, and by PWAY’s stockholders at a special meeting of stockholders also held on March 15, 2019. The Merger was completed on March 31, 2019.

On March 23, 2018, the SBCAA was signed into law. The SBCAA, among other things, modifies Section 61(a) of the 1940 Act to reduce the required asset coverage ratio applicable to business development companies like the Company from 200% to 150% subject to certain approval, time, disclosure and stockholder liquidity requirements.  At the Annual Meeting, in addition to approving the Merger, TPIC’s stockholders also approved the reduction of the asset coverage ratio applicable to the Company from 200% to 150%.  Pursuant to Section 61(a) of the 1940 Act, because the Company is not an issuer of common equity securities that are listed on a national securities exchange, we are required to extend an offer to repurchase the securities held by stockholders as of the applicable approval date, with 25% of those securities to be repurchased in each of the four calendar quarters following the calendar quarter in which the applicable approval takes place.

Who is eligible to participate in the Offer?

Only Eligible Stockholders (persons who were stockholders of TPIC as of the Stockholder Vote Date) are eligible to participate in this Offer and the Offer is limited to the Shares held by those Eligible Stockholders as of that date. PWAY stockholders who became our stockholders in connection with the Merger will not be eligible to participate in this Offer. In addition, shares of our common stock acquired after the Stockholder Vote Date will not be eligible for repurchase in this Offer.  The Offer is the second opportunity for the Company’s stockholders to have a portion of their Shares repurchased by the Company in accordance with the terms of the SBCAA.  The First Quarterly Offer expired on June 24, 2019.

What did the Board of Directors consider in authorizing the Offer?

The Offer and the Future Tender Offers are required by the SBCAA as a result of the reduction of the asset coverage ratio applicable to the Company from 200% to 150%. In approving the reduced asset coverage ratio and recommending that the Company’s stockholders adopt it, our Board of Directors carefully considered that the Company would be required to commence the Offer and the Future Tender Offers. Our Board of Directors also consulted with and received the advice of its Adviser and legal advisors, and considered a number of factors that it believed supported its determination. For additional information regarding our Board of Directors’ reasons for approving the reduced asset coverage ratio and related risk, see the Company’s registration statement on Form N-14, as filed with the SEC on February 13, 2019.

How do I tender my Shares?

If your Shares are registered in your name, you should obtain the Offer, which consists of the Offer to Purchase, the related Letter of Transmittal, and any amendments or supplements hereto or thereto, read the materials, and, if you should decide to tender, complete a Letter of Transmittal and submit any other documents required by the Letter of Transmittal. These materials must be received by the Company at the address listed on page 6 of this Offer to Purchase, in proper form, before 4:00 P.M., Eastern Time, on October 4, 2019 (unless the Offer is extended by the Company, in which case the new deadline will be as stated in the public announcement of the extension). If your Shares are held by a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you should contact that firm to obtain the package of information necessary to make your decision, and you can only tender your Shares by directing that firm to complete, compile and deliver the necessary documents for submission to the Company by 4:00 P.M., Eastern Time, on October 4, 2019 (or if the Offer is extended, the expiration date as extended). See Section 4 below

 Is there any cost to me to tender?

No, however your broker, dealer, commercial bank, trust company or other nominee may charge you fees according to its individual policies.

May I withdraw my Shares after I have tendered them and, if so, by when?

Yes, you may withdraw your Shares at any time prior to the expiration of the Offer (including any extension period) by requesting a Notice of Withdrawal from the Company and submitting it to the Company at the address listed on page 6 of this Offer to Purchase. In addition, you may withdraw your tendered Shares any time after November 1, 2019 (which is 40 business days after the commencement of the Offer) if they have not been accepted for payment by that date. See Section 5 below.

How do I withdraw tendered Shares?

A Notice of Withdrawal must be timely received by the Company, which specifies the name of the stockholder who tendered the Shares, the number of Shares being withdrawn and other information. A Notice of Withdrawal is available upon request by contacting the Company at (212) 448-0702. See Section 5 below.

May I place any conditions on my tender of Shares?

No.

Is there a limit on the number of Shares I may tender?

Yes.  We will not purchase more than 25% of the Shares held by any Eligible Stockholder, based on the number of Shares held by such Eligible Stockholder on March 15, 2019 (the “Stockholder Cap”). As a result, if an Eligible Stockholder attempts to tender in excess of the Stockholder Cap, the Company will only purchase an individual Eligible Stockholder’s Shares up to their applicable Stockholder Cap, and any additional Shares tendered by the Eligible Stockholder will be returned to the stockholder. See Section 1.

As a result of the Stockholder Cap, the Company will not be required to purchase an aggregate number of Shares in the Offer in excess of 402,917.5 Shares (the “Company Cap”), which represents 25% of the total number of Shares outstanding on March 15, 2019.

If I decide not to tender, how will the Offer affect the Shares I hold?

If the Company purchases Shares pursuant to the Offer, your percentage ownership interest in the Company will increase after completion of the Offer. See Section 10 below.

Does the Company have the financial resources to make payment for Shares accepted in the Offer?

Yes.  See Section 7 below.

If Shares I tender are accepted by the Company, when will payment be made?

Payment for properly tendered Shares (not timely withdrawn) will be made promptly following expiration of the Offer. See Section 6 below.

Is my sale of Shares in the Offer a taxable transaction?

For most stockholders, yes. We anticipate that U.S. Stockholders (as defined below), other than those who are tax-exempt, who sell Shares in the Offer generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the cash they receive for the Shares sold and their adjusted basis in the Shares. The sale date for tax purposes will be the date the Company accepts Shares for purchase. See Section 13 below for details, including the nature of the income or loss and the possibility of other tax treatment. Section 13 also discusses the treatment of Non-U.S. Stockholders (as defined below). Please consult your tax advisor as well.

Is there any reason Shares tendered would not be accepted?

In addition to those circumstances described in Section 3 in which the Company is not required to accept tendered Shares, the Company has reserved the right to reject any and all tenders determined by it not to be in appropriate form, subject to the rights of tendering Eligible Stockholders to challenge the Company’s determination in a court of competent jurisdiction. For example, tenders will be rejected if the tender does not include an original signature(s) or the original of any required signature guarantee(s).

How will tendered Shares be accepted for payment?

Properly tendered Shares will be accepted for payment by the Company promptly following expiration of the Offer. See Section 6 below.

What action need I take if I decide not to tender my Shares?

None.

Does management encourage Eligible Stockholders to participate in the Offer, and will they participate in the Offer?

No. None of the Company, the Board or the Advisor is making any recommendation to tender or not to tender Shares in the Offer. Based upon information provided or available to us, none of our directors, officers or affiliates intends to tender Shares pursuant to the Offer. The Offer does not, however, restrict the purchase of Shares pursuant to the Offer from any such person. See Section 9 below.

How do I obtain information?

Questions and requests for assistance or requests for additional copies of the Offer to Purchase, the Letter of Transmittal and all other Offer documents should be directed to TP Flexible Income Fund, Inc. at (212) 448-0702. If you do not own Shares directly, you should obtain this information and the documents from your broker, dealer, commercial bank, trust company or other nominee, as appropriate.

The properly completed Letter of Transmittal should be sent to the Company at the following address:

TP Flexible Income Fund, Inc.

c/o Phoenix American Financial Services, Inc.

2401 Kerner Blvd.

San Rafael, CA 94901

INTRODUCTION

To the Stockholders of TP Flexible Income Fund, Inc.:

The Offer is for cash at a price equal to the NAV per Share determined as of October 8, 2019 (the “Purchase Price”). For example, the Company’s NAV per share as of June 27, 2019 was $9.93. The Purchase Price for Shares in this Offer may be higher or lower than this amount. The Offer is being made only to Eligible Stockholders (persons who were stockholders of TPIC on March 15, 2019) and is limited to the Shares held by those Eligible Stockholders as of that date.  The Offer is made upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements hereto and thereto, collectively constitute the ”Offer”).

The Offer will expire at 4:00 P.M., Eastern Time, on October 4, 2019 (the “Expiration Date”), unless the Offer is extended or withdrawn. To tender your Shares you must follow the procedures described in the Offer to Purchase and the other documents related to the Offer.

On August 10, 2018, we (in our capacity as TPIC) entered into an agreement and plan of merger with PWAY pursuant to which PWAY merged with and into TPIC and, as the combined surviving company, we were renamed as TP Flexible Income Fund, Inc. (we were formerly known as Triton Pacific Investment Corporation, Inc.). The agreement and plan of merger was amended and restated effective February 12, 2019. TPIC’s board of directors and PWAY’s board of directors each approved the Merger and the Merger Agreement. The Merger and the Merger Agreement were also approved by TPIC’s stockholders on March 15, 2019 at the Annual Meeting, and by PWAY’s stockholders at a special meeting of stockholders also held on March 15, 2019. The Merger was completed on March 31, 2019.

At the Annual Meeting, in addition to approving the Merger, TPIC’s stockholders also approved the reduction of the asset coverage ratio applicable to the Company from 200% to 150%.  The SBCAA requires the Company to extend to its stockholders as of the Stockholder Vote Date (March 15, 2019), an offer to repurchase the Shares held by that stockholder as of the Stockholder Vote Date, with 25% of those Shares to be repurchased in each of the four calendar quarters following the calendar quarter in which the approval was obtained. As a result, only Eligible Stockholders (persons who were stockholders of TPIC as of the Stockholder Vote Date) are eligible to participate in this Offer and the Offer is limited to the Shares held by those Eligible Stockholders as of that date. PWAY stockholders who became our stockholders in connection with the Merger will not be eligible to participate in this Offer. In addition, shares of our common stock acquired after the Stockholder Vote Date will not be eligible for repurchase in this Offer.  The Offer is the second opportunity for the Company’s stockholders to have a portion of their Shares repurchased by the Company in accordance with the terms of the SBCAA.

The Company is offering to repurchase up to 25% of each Eligible Stockholder’s total number of Shares held as of March 15, 2019 (the “Stockholder Cap”). The Company is not required to repurchase any tendered Shares in excess of the Stockholder Cap.  Therefore, the greatest number of Shares that the Company will repurchase is 402,917.5 Shares, which represents 25% of the issued and outstanding Shares as of March 15, 2019 (the “Company Cap”). In accordance with the SBCAA, the Company completed the First Quarterly Offer on June 24, 2019 and expects to commence the Future Tender Offers in the fourth quarter of 2019 and the first quarter of 2020. The Company expects that the Future Tender Offers will be on substantially similar terms and conditions as the Offer (with the Future Tender Offers being made at the net asset per share determined by the Board of Directors of the Company following the completion of each of those Future Tender Offers).  Accordingly, if an Eligible Stockholder properly tenders and does not properly withdraw a number of Shares equal to the Stockholder Cap in the First Quarterly Offer, this Offer and each Future Tender Offer, the Company will repurchase 100% of such Eligible Stockholder’s Shares as of March 15, 2019. For further information on the Stockholder Cap, the Company Cap and the Future Tender Offers, see Sections 1 and 2. If any tendered Shares are not purchased for any reason, the Letter of Transmittal with respect to such Shares not purchased will be of no force or effect. Shares tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Date. See Section 1.

Subject to the applicable rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”), we expressly reserve the right, in our sole discretion, at any time and from time to time, (a) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, subject to the restrictions below, (b) to increase or decrease the value of Shares sought in the Offer, (c) to amend the Offer in any respect prior to the Expiration Date and (d) if any condition specified in Section 6 is not satisfied or waived prior to the Expiration Date, to terminate the Offer and not accept any Shares for payment. Notice of any such extension, amendment or termination will be distributed promptly to stockholders in a manner reasonably designed to inform them of such change in compliance with Rule 13e-4(e)(3) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In the case of an extension of the Offer, such extension will be followed by a press release or other public announcement, which will be issued no later than 9:00 a.m., New York City time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) promulgated under the Exchange Act. See Sections 1, 3, 4 and 14.

THE OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO A NUMBER OF OTHER TERMS AND CONDITIONS. SEE SECTION 6.

ALTHOUGH OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, NONE OF THE COMPANY, ANY MEMBER OF OUR BOARD OF DIRECTORS, OUR ADVISER (EACH AS DEFINED HEREIN) OR ANY OF THEIR RESPECTIVE AFFILIATES HAS MADE, OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISION WITH YOUR FINANCIAL ADVISOR AND/OR TAX ADVISOR.

Upon the terms and subject to the conditions of the Offer, if the number of Shares properly tendered and not properly withdrawn prior to the Expiration Date would result in the tender of more than the Company Cap, we will purchase Shares from all Eligible Stockholders who properly tender Shares up to 25% of each Eligible Stockholder’s Shares until we have purchased Shares resulting in an aggregate purchase of up to 402,917.5 Shares in the aggregate. We will not purchase more than the Stockholder Cap, which amount is based on the number of Shares held by such Eligible Stockholder on March 15, 2019. As a result, if an Eligible Stockholder attempts to tender in excess of the Stockholder Cap, the Company will only purchase an individual Eligible Stockholder’s Shares up to their applicable Stockholder Cap, and any additional Shares tendered by the Eligible Stockholder will be returned to the stockholder.  See Sections 1, 3, 4 and 5.

The Purchase Price will be paid in cash, less any applicable withholding taxes and without interest, to tendering stockholders for all Shares purchased. Tendering stockholders who hold Shares registered in their own name will not be obligated to pay brokerage commissions, solicitation fees or, except as set forth in Section 5, stock transfer taxes on the purchase of Shares by us pursuant to the Offer. See Section 3.

The Shares are not currently traded on an established trading market. We can give no assurance as to the price at which Eligible Stockholders may be able to sell Shares in the future. On the other hand, Shares properly tendered and accepted for payment and paid for will no longer entitle the former owners to participate in the performance of the Company as evidenced by any Share price or net asset value appreciation (or depreciation) and any payment of distributions on the Shares. See Section 7.

As of March 15, 2019, there were 1,611,670.585 issued and outstanding Shares. If the Offer is fully subscribed, we could purchase 402,917.5 Shares, which would represent 25% of the issued and outstanding Shares as of March 15, 2019. Each Eligible Stockholder is eligible to tender up to 25% of the issued and outstanding Shares held by that stockholder as of as of March 15, 2019. See Section 1.

References in this Offer to Purchase to “dollars” and “$” are to the lawful currency of the United States of America.

This Offer to Purchase and Letter of Transmittal contain important information, and you should carefully read both in their entirety before you make a decision with respect to the Offer.

1.	Number of Shares; Purchase Price.

General. Upon the terms and subject to the conditions of the Offer, we are offering to purchase up to 402,917.5 Shares (which is equal to the sum of the Stockholder Cap for each Eligible Stockholder of the Company), subject to the Shareholder Cap, pursuant to tenders at a price per Share equal to the NAV per Share determined as of October 8, 2019 (the “Purchase Price”). The Company is not required to, nor will the Company, repurchase any Shares properly tendered and not properly withdrawn from an Eligible Stockholder in excess of the applicable Stockholder Cap. The Offer is being made only to Eligible Stockholders (persons who were stockholders of TPIC on March 15, 2019) and is limited to the Shares held by those Eligible Stockholders as of that date.

The Offer will expire on the Expiration Date, unless the Offer is extended or withdrawn. To tender your Shares you must follow the procedures described in this Offer to Purchase, the Letter of Transmittal and the other documents related to the Offer.

Only Shares properly tendered, and not properly withdrawn, will be purchased. All Shares tendered and not purchased in the Offer will be returned to the tendering stockholders at our expense promptly following the Expiration Date.

We will not accept Shares subject to conditional tenders, such as acceptance of all or none of the Shares that are tendered by any tendering stockholder.

If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Company increases or decreases the price to be paid for Shares, or the Company increases or decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth (10th) business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended at least until the expiration of such period of ten (10) business days.

A “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, Eastern Time.

Shares acquired pursuant to the Offer will be acquired by the Company free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of such Shares to stockholders of record on or prior to the date on which the Shares are accepted for payment pursuant to the Offer shall be for the account of such stockholders.

The Offer is not conditioned upon the receipt of financing or any minimum number of Shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 3.

Upon the terms and subject to the conditions of the Offer, we will not purchase more than 25% of the Shares held by any Eligible Stockholder based on the number of Shares held by such stockholder on March 15, 2019. As a result, if an Eligible Stockholder attempts to tender in excess of the Stockholder Cap, the Company will only purchase an individual Eligible Stockholder’s Shares up to their applicable Stockholder Cap, and any additional Shares tendered by the Eligible Stockholder will be returned to the stockholder.

As described in Section 13, the extent to which an Eligible Stockholder’s Shares are purchased pursuant to the Offer may affect the U.S. federal income tax consequences of the purchase to the stockholder and, therefore, may be relevant to a stockholder’s decision whether to tender Shares. All Eligible Stockholder should review the discussion in Section 13 regarding material U.S. federal income tax consequences and consult their tax advisor regarding the tax consequences of the Offer.

We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

2.	Purpose of the Offer; Certain Effects of the Offer; Plans or Proposals

Purpose of the Offer

On March 23, 2018, the SBCAA was signed into law. The SBCAA, among other things, modifies Section 61(a) of the 1940 Act, to reduce the required asset coverage ratio applicable to business development companies like the Company from 200% to 150% subject to certain approval, time, disclosure and stockholder liquidity requirements. On March 15, 2019 (the “Stockholder Vote Date”), the Company’s stockholders voted to approve the adoption of the reduced asset coverage ratio, effective March 16, 2019.

Pursuant to Section 61(a) of the 1940 Act, because the Company is not an issuer of common equity securities that are listed on a national securities exchange, we are required to extend an offer to repurchase the securities held by Eligible Stockholders as of the applicable approval date, with 25% of those securities to be repurchased in each of the four calendar quarters following the calendar quarter in which the applicable approval takes place. The Offer is the second opportunity for the Eligible Stockholders to sell their Shares to the Company in accordance with the SBCAA.  The First Quarterly Offer expired on June 24, 2019.

In approving the reduced asset coverage ratio and recommending that the Company’s stockholders adopt it, our Board of Directors carefully considered that the Company would be required to commence the Offer and the Future Tender Offers. Our Board of Directors also consulted with and received the advice of its Adviser and legal advisors, and considered a number of factors that it believed supported its determination. For additional information regarding our Board of Directors’ reasons for approving the reduced asset coverage ratio and related risk, see the Company’s registration statement on Form N-14 relating to the Merger, as filed with the SEC on February 13, 2019.

The Offer provides Eligible Stockholders with an opportunity to obtain liquidity with respect to all or a portion of their Shares. In addition, Eligible Stockholders who wish to achieve a greater percentage of equity ownership in the Company may be able to do so by not tendering their Shares in the Offer. If the Company completes the Offer, Eligible Stockholders who retain all or a portion of their Shares may have a greater percentage ownership in the Company and the potential to share in its future earnings and assets, while also bearing the attendant risks associated with owning Shares.

The purchase of Shares pursuant to the Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price of the Shares we purchase and a corresponding reduction in total cash and cash equivalents after the Offer is completed, we believe that our capital structure, including our cash flow from operations, will provide us with sufficient liquidity to meet our current operating expenses and other expenses directly associated with our business for the foreseeable future. However, actual experience may differ significantly from our expectations. See “Forward-Looking Statements.” In considering the Offer, our management and our Board of Directors took into account the expected financial impact of the Offer.

In the judgment of the Board, including the independent directors, the Offer is in the best interests of our stockholders and does not violate applicable law. Under the Maryland General Corporation Law, a Maryland corporation generally may not make a distribution to stockholders, including pursuant to a share repurchase program, if, after giving effect to the distribution, (i) the corporation would not be able to pay its indebtedness in the ordinary course or (ii) the corporation’s total assets would be less than its total liabilities plus preferential amounts payable on dissolution with respect to preferred stock.

The Board also considered the following factors, among others, in making its determination regarding whether to cause us to offer to repurchase Shares and under what terms:

●

the effect of such repurchases on our qualification as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”) (including the consequences of any necessary asset sales);

●	the liquidity of our assets (including fees and costs associated with disposing of assets);

●	our investment plans and working capital requirements;

●	the relative economies of scale with respect to our size;

●	our history in repurchasing Shares or portions thereof; and

●	the condition of the securities markets.

The Board has approved this Offer. The Board recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors, and Eligible Stockholders should consult with their personal advisors if they have questions about their financial or tax situations. As a result, none of the Company, the Board or the Advisor is expressing any opinion as to whether a stockholder should accept or reject this Offer.

ALTHOUGH OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, NONE OF THE COMPANY, ANY MEMBER OF OUR BOARD OF DIRECTORS, OUR ADVISER OR ANY OF THEIR RESPECTIVE AFFILIATES MADE, OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE AND THE NOTICE OF INTENT, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. YOU ARE URGED TO DISCUSS YOUR DECISION WITH YOUR FINANCIAL ADVISOR AND/OR TAX ADVISOR.

Certain Effects of the Offer

Eligible Stockholders who do not tender their Shares in the Offer and stockholders who otherwise retain an equity interest in the Company will continue to be owners of the Company. Eligible Stockholders who wish to achieve a greater percentage of equity ownership in the Company may be able to do so by not tendering their Shares in the Offer. If the Company completes the Offer, Eligible Stockholders who retain all or a portion of their Shares may have a greater percentage ownership in the Company and the potential to share in its future earnings and assets, while also bearing the attendant risks associated with owning Shares.

Because no public market exists for our shares, and none is expected to develop, stockholders will not be able to liquidate their investment prior to our listing, liquidation or other liquidity event, other than through this Offer, Future Tender Offers, our share repurchase program, or, in limited circumstances, as a result of transfers of shares to other eligible investors.  Nonetheless, it is possible that stockholders may be able to sell non-tendered Shares in the future at a net price significantly higher or lower than the Purchase Price pursuant to the Offer. We can give no assurance as to the price at which stockholders may be able to sell Shares in the future. On the other hand, Shares properly tendered and accepted for payment and paid for will no longer entitle the former owners to participate in the performance of the Company as evidenced by any Share price appreciation (or depreciation) and any payment of distributions on the Shares.

To our knowledge, none of the Company’s officers, directors or affiliates that own Shares intend to tender any of their Shares in the Offer. Therefore, the Offer will increase the proportional holdings of our affiliates.

Shares we acquire pursuant to the Offer will no longer be outstanding and will constitute authorized but unissued shares of capital stock of the Company. Rule 13e-4 promulgated under the Exchange Act prohibits us and our affiliates from purchasing any Shares, other than pursuant to the Offer, until at least 10 business days following the Expiration Date.

Plans or Proposals

Except as disclosed or incorporated by reference in this Offer to Purchase, the Company currently has no plans, proposals or negotiations underway that relate to or would result in:

●	any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

●	any material change in the present distribution rate or policy or capitalization of the Company;

●

any change in the present Board of Directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board of Directors or to change any material term of the employment contract of any executive officer;

●	any other material change in the Company’s corporate structure or business;

●	any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

●	the suspension of the Company’s obligation to file reports under Section 15(d) of the Exchange Act;

●	the acquisition by any person of additional securities of the Company or the disposition by any person of securities of the Company; or

●	any changes in the Company’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

Although we do not currently have any plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, we reserve the right to change our plans and intentions at any time as we deem appropriate. After completing the Offer, we may consider various forms of stock repurchases after taking into account the results of the Offer, our results of operations, financial position and capital requirements, general business conditions, legal, regulatory, rating agency and contractual constraints and restrictions and other factors our Board of Directors deems relevant. These purchases may be made from time to time on the open market or through privately-negotiated transactions, and may be on the same terms or on terms and prices that are more or less favorable to stockholders than the terms of this Offer.

3. Certain Conditions of the Offer.

Notwithstanding any other provision of the Offer, we will not be required to purchase any Shares tendered pursuant to the Offer if such repurchase will cause us to be in violation of the securities, commodities or other laws of the United States or any other relevant jurisdiction. Further, we will not be required to purchase any Shares tendered in the Offer if there is any (i) material legal action or proceeding instituted or threatened which challenges, in the Board’s judgment, the Offer or otherwise materially adversely affects the Company, (ii) declaration of a banking moratorium by federal, state or foreign authorities or any suspension of payment by banks in the United States, the State of New York or in a foreign country which is material to the Company, (iii) limitation which affects the Company or the issuers of its portfolio securities imposed by federal, state or foreign authorities on the extension of credit by lending institutions or on the exchange of foreign currencies, (iv) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any foreign country that is material to the Company or (v) other event or condition which, in the Board’s judgment, would have a material adverse effect on the Company or its stockholders if Shares tendered pursuant to the Offer were purchased.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and any such condition may be waived by us, in whole or in part, at any time and from time to time in our reasonable judgment. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time; provided that any such waiver shall apply to all tenders of Shares. Any determination by us concerning the events described in this Section 3 shall be final and binding, subject to the rights of tendering stockholders to challenge our determination in a court of competent jurisdiction.

We reserve the right at any time during the pendency of the Offer, to amend, extend or terminate the Offer in any respect. See Section 14 below.

4. Procedures for Tendering Shares.

Participation in the Offer is voluntary. If you elect not to participate in the Offer, your Shares will remain outstanding. To participate in the Offer, you must complete and deliver the accompanying Letter of Transmittal (or, if your Shares are held in street name, instructing the firm holding such Shares to do the same on your behalf) to us at:

TP Flexible Income Fund, Inc.

c/o Phoenix American Financial Services, Inc.

2401 Kerner Blvd.

San Rafael, CA 94901

The Letter of Transmittal must be received by us at the address above before 4:00 P.M., Eastern Time, on the Expiration Date.

a. Proper Tender of Shares and Method of Delivery.

For Shares to be properly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal bearing original signature(s) for all Shares to be tendered and any other documents required by the Letter of Transmittal must be physically received by us at the address listed above before 4:00 P.M., Eastern Time, on the Expiration Date. These materials may be sent via mail, courier or personal delivery. Materials sent by facsimile, electronic mail or other electronic means will not be accepted.  Eligible Stockholders who desire to tender Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that firm to effect a tender on their behalf.

THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING STOCKHOLDER. IF DOCUMENTS ARE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

Eligible Stockholders have the responsibility to cause their Shares to be tendered, the Letter of Transmittal properly completed and bearing original signature(s) and the original of any required signature guarantee(s), and any other documents required by the Letter of Transmittal, to be timely delivered. Timely delivery is a condition precedent to acceptance of Shares for purchase pursuant to the Offer and to payment of the Purchase Price.

b. Determination of Validity.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by us, in our sole discretion, which determination shall be final and binding, subject to the rights of tendering stockholders to challenge our determination in a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders determined not to be in appropriate form or to refuse to accept for payment, purchase, or pay for, any Shares if, in the opinion of our counsel, accepting, purchasing or paying for such Shares would be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer or any defect in any tender, whether generally or with respect to any particular Share(s) or stockholder(s). Our interpretations, in consultation with our counsel, of the terms and conditions of the Offer shall be final and binding, subject to the rights of tendering stockholders to challenge our determination in a court of competent jurisdiction.

NONE OF THE COMPANY, THE BOARD, THE ADVISER OR ANY OTHER PERSON IS OR WILL BE OBLIGATED TO GIVE ANY NOTICE OF ANY DEFECT OR IRREGULARITY IN ANY TENDER, AND NONE OF THEM WILL INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTICE.

c. United States Federal Income Tax Withholding.

To prevent the imposition of U.S. federal backup withholding tax on the gross payments made pursuant to the Offer, prior to receiving such payments, each stockholder accepting the Offer who has not previously submitted to the Company a correct, completed and signed Internal Revenue Service (“IRS”) Form W-9 (“Form W-9”) (for U.S. Stockholders) or IRS Form W-8BEN (“Form W-8BEN”), IRS Form W-8BEN-E (“Form W-8BEN-E”), IRS Form W-8IMY (“Form W-8IMY”), IRS Form W-8ECI (“Form W-8ECI”), IRS Form W-8EXP (“Form W-8EXP”) or other applicable form (for Non-U.S. Stockholders), or otherwise established an exemption from such withholding, must submit the appropriate form to the Company. The applicable rate for backup withholding is currently 28%. See Section 13 below.

For this purpose, a “U.S. Stockholder” is, in general, a beneficial owner of our Shares for U.S. federal income tax purposes that is (i) a citizen or individual resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of the source of such income or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust. A “Non-U.S. Stockholder” is any beneficial owner of our Shares for U.S. federal income tax purposes other than a U.S. Stockholder.

5. Withdrawal Rights.

At any time prior to 4:00 P.M., Eastern Time, on the Expiration Date, and, if the Shares have not by then been accepted for payment by us, at any time after November 1, 2019 (which is 40 business days after the commencement of the Offer), any stockholder may withdraw any number of the Shares that the stockholder has tendered.

To be effective, a written Notice of Withdrawal must be timely received by us via mail, courier or personal delivery at the address listed on page 9 of this Offer to Purchase. Any Notice of Withdrawal must specify the name(s) of the stockholder having tendered the Shares to be withdrawn and the number of Shares to be withdrawn. A Notice of Withdrawal is available upon request by contacting the Company at (212) 448-0702.

All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding, subject to the rights of tendering stockholders to challenge our determination in a court of competent jurisdiction. Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. Withdrawn Shares, however, may be re-tendered by following the procedures described in Section 4 above prior to 4:00 P.M., Eastern Time, on the Expiration Date.

6. Payment for Shares.

Our acceptance of your Shares will form a binding agreement between you and the Company on the terms and subject to the conditions of this Offer. We will have accepted for payment Shares validly submitted for purchase and not withdrawn, when we give oral or written notice to Phoenix American Financial Services, Inc., our transfer agent (the “Transfer Agent”), of our acceptance for payment of such Shares pursuant to the Offer. You will not receive interest on the Purchase Price under any circumstances.

In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by us of: (i) a Letter of Transmittal properly completed and bearing an original signature(s) and any required signature guarantee(s), and (ii) any other documents required by the Letter of Transmittal. Stockholders may be charged a fee by a broker, dealer or other institution for processing the tender request, and tendered Shares may be subject to a contingent deferred sales charge. We will pay any transfer taxes payable on the transfer of Shares purchased pursuant to the Offer. If, however, tendered Shares are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any such transfer taxes (whether imposed on the registered holder(s) or such other person(s) payable on account of the transfer to such person of such Shares will be deducted from the Purchase Price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. We will not be obligated to purchase Shares pursuant to the Offer under certain conditions. See Section 3 above.

Any tendering stockholder or other payee who has not previously submitted a correct, completed and signed Form W-9, Form W-8BEN, Form W-8BEN-E, Form W-8IMY, Form W-8ECI, Form W-8EXP or other appropriate form, as necessary, and who fails to complete fully and sign either the Form W-9 in the Letter of Transmittal or other appropriate form (e.g., Form W-8BEN, Form W-8BEN-E, Form W-8IMY, Form W-8EXP or Form W-8ECI) and provide such properly completed form to us may be subject to federal backup withholding on the gross proceeds paid to such stockholder or other payee pursuant to the Offer. The applicable rate for backup withholding is currently 28%. See Section 13 regarding this tax as well as possible withholding at the rate of 30% (or lower applicable treaty rate) on the gross proceeds payable to tendering Non-U.S. Stockholders.

7. Source and Amount of Funds.

The total cost to us of purchasing the estimated maximum number of Shares pursuant to the Offer, assuming a Purchase Price of $9.93 per Share (based upon the most recent NAV per share as of June 27, 2019), would be approximately $4,000,970.78. As discussed in Section 1, we are limiting the aggregate number of Shares to be repurchased to 402,917.5 Shares, as further limited by the Shareholder Cap. The actual number of Shares to be repurchased, the actual Purchase Price, and therefore our total cost of purchasing Shares pursuant to the Offer, is not determinable at this time. We intend to use cash on hand to fund the purchase of Shares validly tendered and not withdrawn in the Offer.

8. Financial Statements.

Financial statements have not been included herein because the consideration offered to Eligible Stockholders consists solely of cash; the Offer is not subject to any financing condition; and the Company is a public reporting company under Section 13(a) of the Exchange Act and files its reports electronically on the EDGAR system.

Information about the Company and reports filed with the U.S. Securities and Exchange Commission (the “SEC”) are available on the EDGAR Database on the SEC’s Internet site (www.sec.gov), and copies of this information may be obtained, after paying a duplicating fee, by electronic request at the following E-mail address: publicinfo@sec.gov.

9. Interest of Directors, Executive Officers and Certain Related Persons; Transactions and Arrangements Concerning the Shares.

As of the date hereof, there are no persons that are beneficial owners of 5% or more of our outstanding Shares, as determined in accordance with Rule 13d-3 promulgated under the Exchange Act.

Summary of Ownership by Officers and Directors

The following table sets forth, as of September 4, 2019, information with respect to the beneficial ownership of our Shares by:

●	each of our directors and executive officers; and
●	all of our directors and executive officers as a group.

Shares Beneficially Owned as of September 4, 2019
Name and Address of Beneficial Owner	Number of Shares(1)	Percentage(2)

Interested Directors: (3)
M. Grier Eliasek	--	--
Craig Faggen	17,641.70		*

Independent Directors: (3)	--	--
Andrew Cooper	--	--
William Gremp	--	--
Eugene Stark

Executive Officers(3) Kristin Van Dask	--	--

All executive officers and directors as a group (6 persons)	17,641.70		*

* Less than five percent.

(1)

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, or the Exchange Act. Assumes no other purchases or sales of our common stock since the most recently available SEC filings. This assumption has been made under the rules and regulations of the SEC and does not reflect any knowledge that we have with respect to the present intent of the beneficial owners of our common stock listed in this table.

(2)	Based on a total of 2,392,153.22 shares of our common stock issued and outstanding as of September 4, 2019.

(3)	Address is c/o TP Flexible Income Fund, Inc., 10 East 40th Street, 42nd Floor, New York, New York 10016.

During the sixty days prior to September 6, 2019, we have issued an aggregate of 16,401.65 Shares at an average price per Share of $10.81 for gross proceeds of approximately $177,324 in closings that occurred weekly during this period. The number of Shares sold during this period includes an aggregate of 13,714 Shares issued pursuant to our distribution reinvestment plan.  Except for transactions pursuant to the distribution reinvestment plan, based upon our records and upon information provided to us, there have not been any transactions in Shares that were effected during such period by any of our directors or executive officers, any person controlling the Company, any director or executive officer of any corporation or other person ultimately in control of the Company, any associate or minority-owned subsidiary of the Company or any executive officer or director of any subsidiary of the Company. Neither we nor, to the best of our knowledge, any of the above-mentioned persons, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations). Based upon information provided or available to us, none of our directors, officers or affiliates intends to tender Shares pursuant to the Offer. The Offer does not, however, restrict the purchase of Shares pursuant to the Offer from any such person.

10. Certain Effects of the Offer.

The purchase of Shares pursuant to the Offer may have the effect of increasing the proportionate interest in the Company of stockholders who do not tender Shares. All stockholders remaining after the Offer will be subject to any increased risks associated with the reduction in the number of outstanding Shares and the reduction in the Company’s assets resulting from payment for the tendered Shares. See Section 7 above. All Shares purchased by the Company pursuant to the Offer will be retired and thereafter will be authorized and unissued Shares.

11. Certain Information about the Company.

We are an externally managed, non-diversified, closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act. We have elected to be treated for U.S. federal income tax purposes, and intend to annually qualify as a regulated investment company, or RIC, under Subchapter M of the Code. We are managed by our Adviser, a private investment firm that is registered as an investment adviser with the SEC and is an affiliate of ours. The Adviser oversees the management of our activities and is responsible for making investment decisions for our portfolio.

Our investment objective is to generate current income and, as a secondary objective, capital appreciation by targeting investment opportunities with favorable risk-adjusted returns. We intend to meet our investment objective by primarily lending to and investing in the debt of privately-owned U.S. middle market companies, which we define as companies with annual revenue between $50 million and $2.5 billion. We expect that at least 70% of our portfolio of investments will consist primarily of syndicated senior secured first lien loans, syndicated senior secured second lien loans, and to a lesser extent, subordinated debt. Syndicated secured loans refer to commercial loans provided by a group of lenders that are structured, arranged, and administered by one or several commercial or investment banks, known as arrangers. These loans are then sold (or syndicated) to other banks or institutional investors. Syndicated secured loans may have a first priority lien on a borrower’s assets (i.e., senior secured first lien loans), a second priority lien on a borrower’s assets (i.e., senior secured second lien loans), or a lower lien or unsecured position on the borrower’s assets (i.e., subordinated debt). We expect that up to 30% of our portfolio of investments will consist of other securities, including private equity (both common and preferred), dividend-paying equity, royalties, and the equity and junior debt tranches of a type of pools of broadly syndicated loans known as collateralized loan obligations (“CLOs”). The senior secured loans underlying our CLO investments are expected typically to be BB or B rated (non-investment grade, which is often referred to as “high yield” or “junk”) and in limited circumstances, unrated, senior secured loans. Our investment portfolio is expected to consistent primarily of debt securities. Our target credit investments are expected to typically have initial maturities between three and ten years and generally range in size between $1 million and $100 million, although the investment size may vary with the size of our capital base.

Our principal office is located at 10 East 40th Street, 42nd Floor, New York, New York 10016 and our telephone number is (212) 448-0702.

12. Additional Information.

Information concerning our business, including our background, strategy, business, investment portfolio, competition and personnel, as well as our financial information, is included in:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the SEC on March 29, 2019;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, as filed with the SEC on May 17, 2019;

●	our Current Reports on Form 8-K, as filed with the SEC on April 1, 2019, April 3, 2019, April 9, April 26, 2019, May 8, 2019, May 22, 2019, June 14, 2019, and June 20, 2019.

●	our Issuer Tender Offer Statement on Schedule TO, as filed with the SEC on September 6, 2019, 2019; and

●	our Post-Effective Amendment No. 8 to Registration Statement on Form N-2, as filed with the SEC on April 18, 2019.

Each of the foregoing documents is incorporated by reference herein. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC, which are available on the SEC’s website at www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov.

13. Certain United States Federal Income Tax Consequences.

The following discussion is a general summary of the U.S. federal income tax consequences of a sale of Shares pursuant to the Offer. This summary is based upon the Code, applicable Treasury regulations promulgated thereunder, rulings and administrative pronouncements and judicial decisions, changes in which could affect the tax consequences described herein and could occur on a retroactive basis. This summary addresses only Shares held as capital assets. This summary does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances. In addition, this summary does not address (i) any state, local or foreign tax considerations that may be relevant to a stockholder’s decision to tender Shares pursuant to the Offer; or (ii) any tax consequences to partnerships or entities classified as partnerships for U.S. federal tax purposes (or their partners or members) tendering Shares pursuant to the Offer. Stockholders should consult their own tax advisors regarding the tax consequences of a sale of Shares pursuant to the Offer, as well as the effects of state and local tax laws. See Section 4.c. “Procedures for Tendering Shares—United States Federal Income Tax Withholding” above.

 a. U.S. Stockholders.

The sale of Shares pursuant to the Offer will generally be a taxable transaction for U.S. federal income tax purposes, either as a “sale or exchange,” or under certain circumstances, as a “dividend.” Under Section 302(b) of the Code, a distribution derived from the sale of Shares pursuant to the Offer generally will be treated as a “sale or exchange” if the distribution: (i) results in a “complete termination” of the stockholder’s interest in the Company, (ii) is “substantially disproportionate” with respect to the stockholder or (iii) is “not essentially equivalent to a dividend” with respect to the stockholder. A distribution generally will be considered to have been made in “complete termination” of a stockholder’s interest in the Company if all of the Shares then actually and constructively owned by the stockholder are tendered by such stockholder pursuant to the Offer. A “substantially disproportionate” distribution generally requires a reduction of at least 20% in a stockholder’s proportionate interest in the Company following the Offer. A distribution “not essentially equivalent to a dividend” requires that there be a “meaningful reduction” in a stockholder’s interest in the Company, which generally should be the case if the Shareholder has a minimal interest in the Company, exercises no control over the Company’s affairs, and suffers a reduction in his or her proportionate interest in the Company. In determining whether any of these tests has been met, Shares actually owned, as well as Shares considered to be owned by the stockholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account.

If any of these three tests for “sale or exchange” treatment is met, a stockholder will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Offer and the tax basis of the Shares sold. The gain or loss will be a capital gain or loss. In general, capital gain or loss with respect to Shares sold will be long-term capital gain or loss if the holding period for such Shares is more than one year. The maximum long-term capital gains rate applicable to individual stockholders is generally 15% or 20%, depending on whether the individual’s income exceeds certain threshold amounts. The ability to deduct capital losses is limited. Under the “wash sale” rules of the Code, recognition of a loss on Shares sold pursuant to the Offer will ordinarily be disallowed to the extent a stockholder acquires substantially identical Shares within 30 days before or after the date the Shares are purchased by the Company pursuant to the Offer. In that event, the basis and holding period of the Shares acquired will be adjusted to reflect the disallowed loss. Additionally, any loss realized upon a taxable disposition of Shares held for six months or less will be treated as a long-term capital loss to the extent of any capital gains dividends received by the stockholder (or amounts credited to the stockholder as undistributed capital gains) with respect to such Shares.

If none of the tests set forth in Section 302(b) of the Code are met, amounts received by a stockholder who sells Shares pursuant to the Offer will be taxable to the stockholder as a “dividend” to the extent of such stockholder’s allocable share of the Company’s current or accumulated earnings and profits, and the excess of such amounts received over the portion that is taxable as a dividend will constitute a non-taxable return of capital (to the extent of the stockholder’s tax basis in the Shares sold pursuant to the Offer). Any amounts received in excess of the stockholder’s tax basis in such case will constitute taxable gain. If the amounts received by a tendering stockholder are treated as a “dividend,” the tax basis in the Shares tendered to the Company will be transferred to any remaining Shares held by such stockholder.

In addition, if a tender of Shares is treated as a “dividend” to a tendering stockholder, the IRS may take the position that a constructive distribution under Section 305(c) of the Code may result to a stockholder whose proportionate interest in the earnings and assets of the Company has been increased by such tender. Stockholders are urged to consult their own tax advisors regarding the possibility of deemed distributions resulting from the sale of Shares pursuant to the Offer.

An additional 3.8% Medicare tax is imposed on certain net investment income (including dividends or gains recognized in connection with payments made to U.S. stockholders pursuant to the Offer) of U.S. individuals, estates and trusts to the extent that such person’s “modified adjusted gross income” (in the case of an individual) or “adjusted gross income” (in the case of an estate or trust) exceeds certain threshold amounts.

                The Company cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause the Company to accept fewer Shares than are tendered. Therefore, a U.S. Stockholder can be given no assurance that a sufficient number of such U.S. Stockholder’s Shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a “sale or exchange”, rather than as a “dividend”, for U.S. federal income tax purposes pursuant to the rules discussed above.

The Company may be required to withhold a portion of the gross proceeds paid to a U.S. Stockholder or other payee pursuant to the Offer unless the U.S. Stockholder has completed and submitted to the Company a Form W-9 providing the U.S. Stockholder’s employer identification number or social security number, as applicable, and certifying under penalties of perjury that: (a) such number is correct; (b) either (i) the U.S. Stockholder is exempt from backup withholding, (ii) the U.S. Stockholder has not been notified by the IRS that the U.S. Stockholder is subject to backup withholding as a result of an under-reporting of interest or dividends, or (iii) the IRS has notified the U.S. Stockholder that the U.S. Stockholder is no longer subject to backup withholding; or (c) an exception applies under applicable law. The applicable rate for backup withholding is currently 28%. A Form W-9 is included with the Letter of Transmittal for U.S. Stockholders. Even though the Company may have received a completed Form W-9 from a U.S. Stockholder, the Company may nevertheless be required to backup withhold if it receives a notice from the IRS to that effect.

b. Non-U.S. Stockholders.

The U.S. federal income taxation of a Non-U.S. Stockholder on a sale of Shares pursuant to the Offer depends on whether this transaction is “effectively connected” with a trade or business carried on in the United States by the Non-U.S. Stockholder (and if an income tax treaty applies, on whether the Non-U.S. Stockholder maintains a U.S. permanent establishment) as well as the tax characterization of the transaction as either a sale of the Shares or a dividend distribution by the Company, as discussed above for U.S. Stockholders. If the sale of Shares pursuant to the Offer is not so effectively connected (or, if an income tax treaty applies, the Non-U.S. Stockholder does not maintain a U.S. permanent establishment) and if, as anticipated for U.S. Stockholders, it gives rise to gain or loss rather than dividend treatment, any gain realized by a Non-U.S. Stockholder upon the tender of Shares pursuant to the Offer will not be subject to U.S. federal income tax or to any U.S. tax withholding; provided, however, that such a gain will be subject to U.S. federal income tax at the rate of 30% (or such lower rate as may be applicable under an income tax treaty) if the Non-U.S. Stockholder is a non-resident alien individual who is physically present in the United States for more than 182 days during the taxable year of the sale. If, however, Non-U.S. Stockholders are deemed, for the reasons described above in respect of U.S. Stockholders, to receive a dividend distribution from the Company with respect to Shares they tender, the portion of the distribution treated as a dividend to the Non-U.S. Stockholder would be subject to a U.S. withholding tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty) if the dividend is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Stockholder.

If the amount realized on the tender of Shares by a Non-U.S. Stockholder is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Stockholder (and, if an income tax treaty applies, the Non-U.S. Stockholder maintains a U.S. permanent establishment), regardless of whether the tender is characterized as a sale or as giving rise to a dividend distribution from the Company for U.S. federal income tax purposes, the transaction will be treated and taxed in the same manner as if the Shares involved were tendered by a U.S. Stockholder.

Any dividends received by a corporate Non-U.S. Stockholder that are effectively connected with a U.S. trade or business in which the corporate stockholder is engaged (and if an income tax treaty applies, are attributable to a permanent establishment maintained by the corporate Non-U.S. Stockholder) also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate.

Non-U.S. Stockholders should provide the Company with a properly completed Form W-8BEN, Form W-8BEN-E, Form W-8IMY, Form W-8ECI, Form W-8EXP or other applicable form in order to avoid backup withholding on the cash they receive from the Company regardless of how they are taxed with respect to their tender of the Shares involved.

The Foreign Account Tax Compliance Act (“FATCA”) provisions of the Code generally impose withholding tax on certain payments made to a foreign entity if such entity fails to satisfy certain disclosure and reporting rules. FATCA generally requires that (i) in the case of a foreign financial institution (defined broadly to include a bank, certain insurance companies, a hedge fund, a private equity fund, a mutual fund, a securitization vehicle or other investment vehicle), the entity identifies and provides information in respect of financial accounts with such entity held (directly or indirectly) by U.S. persons and U.S.-owned foreign entities and (ii) in the case of a non-financial foreign entity, the entity identifies and provides information in respect of substantial U.S. owners of such entity. The types of payments subject to FATCA withholding include, among others, dividends and (beginning on January 1, 2019) the gross proceeds from the sale, exchange, or other disposition of any property, such as Shares, that could produce U.S. source dividends. However, if a tendering Non-U.S. Stockholder is subject to withholding under FATCA and is also subject to either backup withholding or U.S. nonresident withholding at source, the Company will withhold only under FATCA (subject to an ability by the Company to elect to backup withhold in certain circumstances).

The tax discussion set forth above is included for general information only. Each stockholder is urged to consult such stockholder’s own tax advisor to determine the particular tax consequences to him or her of the Offer, including the applicability and effect of state, local and foreign tax laws.

14. Amendments; Extension of Tender Period; Termination.

We reserve the right, at any time during the pendency of the Offer, to amend, supplement, extend or terminate the Offer in any respect. Without limiting the manner in which we may choose to make a public announcement of such an amendment, supplement, extension or termination, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement, except as provided by applicable law (including Rules 14e-1(d) and 13e-4(e)(3) promulgated under the Exchange Act).

We may extend the period of time the Offer will be open by issuing a press release or making some other public announcement by no later than 9:00 A.M., Eastern Time, on the next business day after the Offer otherwise would have expired. Except to the extent required by applicable law (including Rule 13e-4(f)(1) promulgated under the Exchange Act), we will have no obligation to extend the Offer.

15. Forward Looking Statements; Miscellaneous.

This Offer may include forward-looking statements. The forward-looking statements contained in this Offer may include statements as to:

●	our future operating results;

●	our business prospects and the prospects of potential investments;

●	the impact of the investments that we expect to make;

●	the ability of our investments to achieve their objectives;

●	our expected financings and investments;

●	the adequacy of our cash resources and working capital; and

●	the timing of cash flows, if any, from the operations of the companies in which we invest.

In addition, words such as “anticipate,” “believe,” “expect,” “intend,” “seeks,” “would” and “should” indicate a forward-looking statement, although not all forward-looking statements include these words. The forward-looking statements in this Offer are not guarantees of future performance and involve risks, uncertainties and other factors, many of which will be beyond our control and difficult to predict. Our actual results could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth in “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and our other reports filed with the SEC. Other factors that could cause actual results to differ materially include:

●	changes in the economy, including changes in interest rates;

●	risks associated with possible disruption in our operations or the economy generally due to terrorism or natural disasters;

●	future changes in laws or regulations and conditions in our operating areas;

●	our dependence on key personnel of our Adviser; and

●	our, and our Adviser’s, inexperience in operating a business development company.

Although we believe that the assumptions on which the forward-looking statements in this Offer are based are reasonable, any of those assumptions could prove to be inaccurate.  As a result, the statements based on those assumptions could be inaccurate.  Accordingly, the inclusion of forward-looking statements in this Offer should not be regarded as a representation that our plans and objectives will be achieved and you should not place undue reliance on those statements.

We have based the forward-looking statements included in this Offer on information available to us on the date of this Offer, and, except as required by the federal securities laws, we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised to review any additional disclosures that we may make directly to you or through reports that we in the future may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. The forward-looking statements and projections contained in this Offer are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933.

The Offer is not being made to, nor will we accept tenders from, or on behalf of, owners of Shares in any jurisdiction in which the making of the Offer or its acceptance would not comply with the securities or “blue sky” laws of that jurisdiction. We are not aware of any jurisdiction in which the making of the Offer or the acceptance of tenders of, purchase of, or payment for, Shares in accordance with the Offer would not be in compliance with the laws of such jurisdiction. We, however, reserve the right to exclude stockholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made or tendered Shares cannot lawfully be accepted, purchased or paid for. So long as we make a good-faith effort to comply with any state law deemed applicable to the Offer, we believe that the exclusion of holders residing in any such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more brokers or dealers licensed under the laws of such jurisdiction.

September 6, 2019	TP FLEXIBLE INCOME FUND, INC.